EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-271849 and 333-239479) and Form S-8 (Nos. 333-287571, 333-219159, 333-203449, 333-208819, 333-131006 and 333-113314) of SmartFinancial, Inc. (the “Company”) of our report dated March 17, 2025, with respect to the consolidated financial statements of the Company as of December 31, 2024, and for each of the years in the two-year period then ended December 31, 2024, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Forvis Mazars, LLP

Louisville, Kentucky

March 16, 2026